Exhibit 99.1

Excel Trust Purchases Two Properties for $92M with Cash and Shares

SAN DIEGO, Apr 06, 2011 (BUSINESS WIRE) —

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), has acquired two properties for approximately $92.1 million using a combination of cash and shares.

Gary Sabin, Chairman and CEO, commented, “We continue to pursue our strategy of sourcing well located, attractively priced real estate through off market transactions. We are pleased to have closed our first property utilizing Operating Partnership Units. Using units as currency offers significant tax advantages to sellers, which can often translate into better pricing for the company. This is an attractive way to preserve cash and fund acquisitions without incurring equity issuance costs. As such, we will continue to seek similar opportunities.”

Gilroy Crossing - Gilroy, CA: Excel Trust completed the acquisition of a 473,640-square-foot retail shopping center (of which 325,431 is owned) for $68.5 million. The current annual net operating income is approximately $5.3 million. The property is anchored by Target (non-owned), Kohl’s, Sports Authority, Ross Dress For Less, Bed Bath & Beyond, Michaels, and PetSmart. Excel Trust assumed the existing mortgage of approximately $48.0 million which bears interest at 5.01%. The property is adjacent to Highway 101 and is currently 99% leased. In a three and five mile radius the average household incomes are estimated to be $81,722 and $94,177 respectively (Source: Claritas, 2010).

Edwards Theater - San Diego, CA: Excel Trust acquired a 100,511-square-foot single tenant net leased property in San Diego (San Marcos), California for approximately $23.6 million. The current annual net operating income is approximately $2.18 million. The property is leased by Edwards Theatres, a subsidiary of the Regal Entertainment Group. Excel Trust assumed the existing mortgage of approximately $12.4 million which bears interest at 6.74%. The purchase price, excluding assumed debt, was mostly paid in the form of Operating Partnership Units initially valued at $14.00 per unit. These units can be exchanged for shares of the company’s common stock at a future date. In a three and five mile radius the average household incomes are estimated to be $85,714 and $95,765 respectively (Source: Claritas, 2010).

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.exceltrust.com